Exhibit 99.1

PRIMERICA, INC. AND SUBSIDIARIES

Computation of Ratio of Earnings to Fixed Charges

	Three months ended March 31,	Year ended December 31,
	2012	2011(1)	2010(1)	2009(1)	2008(1)	2007(1)
	(Dollars in thousands)
Fixed charges:
Interest expense	$6,910	$27,968	$20,872	$—	$—	$—
Interest on investment–type contracts	2,056	8,566	10,180	12,998	14,683	14,923

Total fixed charges	$8,966	$36,534	$31,052	$12,998	$14,683	$14,923

Income before income taxes	$63,465	$243,909	$361,469	$741,795	$328,445	$904,793
Add back:

Total fixed charges	8,966	36,534	31,052	12,998	14,683	14,923

Total income before income taxes and fixed charges	$72,431	$280,443	$392,521	$754,793	$343,128	$919,716

Ratio of earnings to fixed charges	8.1x	7.7x	12.6x	58.1x	23.4x	61.6x

(1)	Effective January 1, 2012, we adopted Accounting Standards Update 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts, and will no longer defer certain indirect acquisition costs or costs attributable to unsuccessful efforts in regard to acquiring life insurance policies. We adopted this accounting policy change retrospectively; accordingly, our historical results have been adjusted to reflect the adoption on a consistent basis across all periods presented.